MODEM MEDIA, INC.

Exhibit 4.4(b)

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

Name and Address of Assignee	No. of Shares of Common Stock

Highbridge International	190,000

and does hereby irrevocably constitute and appoint Sloane Levy attorney-in-fact to register such transfer on the books of MODEM MEDIA, INC. maintained for the purpose, with full power of substitution in the premises.

Dated: 4/26/02	Print Name: Stephen Seefeld
Signature: /s/ Stephen Seefeld
Witness:

NOTICE:	The signature on this assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.